UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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☐ Preliminary Proxy Statement

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PARKS! AMERICA, INC.

(Name of Registrant as Specified in Its Charter)

FOCUSED COMPOUNDING FUND, LP

FOCUSED COMPOUNDING CAPITAL MANAGEMENT, LLC

ANDREW KUHN
GEOFF GANNON
JACOB MCDONOUGH

RALPH MOLINA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 7, 2024, Focused Compounding Fund, LP (“Focused Compounding”) filed a definitive contested proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of director-nominees at the upcoming annual meeting of shareholders of Parks! America, Inc., a Nevada corporation (“Parks!”), which is currently scheduled to be held virtually on June 6, 2024 at 10:00 a.m. Eastern Time (the “2024 Annual Meeting”).

Following such filing, Focused Compounding issued a press release on May 8, 2024. The press release, which on May 8, 2024 was added to Focused Compounding’s website related to the Annual Meeting (www.prkaproxyfight.com) and shared on Focused Compounding’s X account (@FocusedCompounding), is reproduced below:

Focused Compounding Fund, L.P. Publicizes Plan for Parks! America

Key Items: Return of Capital; Improved Investor Relations; Division of Capital Allocation and Park Operating Responsibilities; and Improved Incentivization of Employees

DALLAS, May 8, 2024 (GLOBE NEWSWIRE) – Focused Compounding Fund, L.P. (“Focused Compounding”) today issued its operating plan (its “Operating Plan”) for Parks! America, Inc. (OTCPink: PRKA) (“Parks!” or the “Company”). If all four (4) of Focused Compounding’s nominees are elected to the Company’s board of directors (“Board”) at the upcoming annual meeting of Parks!, scheduled for June 6, 2024 at 10 a.m. Eastern Time (the “Annual Meeting”), such new directors will work with the other members of the Company’s Board to implement the Operating Plan, subject to their fiduciary duties.

Focused Compounding urges shareholders to vote for Focused Compounding’s nominated director candidates.

The full text of the Operating Plan follows:

Focused Compounding’s Plan for Parks! America

The upcoming annual meeting of Parks! America, Inc. (“Parks!” or the “Company”) scheduled for June 6, 2024 at 10 a.m. Eastern Time (the “Annual Meeting”) is a fight to determine the future of the Company. Focused Compounding has a plan it believes will maximize value for all shareholders. If elected at the upcoming Annual Meeting, Focused Compounding’s new directors will work with the Company’s other members of the board of directors (“Board”) to implement the plan, subject to their fiduciary duties.

Return Capital to Shareholders

Capital will be returned in two phases:

–	Phase one will consist of multiple one-time events intended to return the greatest amount of cash to shareholders in the shortest amount of time.

–	Phase two will consist of ongoing cash returns to shareholders.

Phase One

Sell the two unprofitable parks: (1) Aggieland, and (2) Missouri.

Add prudent leverage to the Georgia park (e.g. 3x debt/EBITDA).

Pay out all cash beyond what’s needed to maintain a prudent leverage ratio.

Cash could be returned through:

1) a tender offer or stock buyback, and

2) one or two special dividends.

Total cash returned as a result of all Phase One actions combined (i.e. selling both parks and adding leverage) is expected to be between 10 cents and 25 cents per share (example: 25-65% of current market cap based on the May 7, 2024 closing share price).

Phase Two

If the company receives a high EBITDA multiple offer for the Georgia park, sell the entire Company.

Otherwise: each year, pay out a special dividend equal to all cash above the amount needed to maintain the prudent leverage ratio (example: 3x debt/EBITDA).

Cash returned annually during phase two is expected to be around 2 cents per share (example: 5% dividend yield on current stock price).

Improve Investor Relations

•	Conduct a reverse stock split of 1-for-100 (example: new share price of $20 to $60 a share)
•	Add a head of investor relations
•	Host quarterly calls with the majority of time spent on investor Q&A
•	Host in-person annual shareholder meetings (with a Q&A session) held at the Georgia Park
•	Host an in-person investor day (with a Q&A session) at a location that is easily accessible for finance professionals to attend

Divide Capital Allocation and Park Operating Responsibilities

After selling both unprofitable parks, there will be two remaining entities:

1)	Wild Animal Safari Georgia – The Georgia park. A pure operating subsidiary responsible for 100% of the company’s earnings. The president will be an experienced amusement park executive, paid a base salary plus incentive compensation based on increases in the Georgia Park’s EBITDA. We believe incentive compensation should represent greater than 50% of this executive’s total pay.
2)	Parks! America, Inc. – A pure holding company with no operations. The president would be Geoff Gannon, holding an unpaid position.

The board’s “Strategic Growth Committee” will be replaced by a “Capital Allocation Committee.” This committee will meet very frequently.

Improve Incentivization of Employees

The President of Wild Animal Safari Georgia (the operating subsidiary) and all employees at the Georgia park will participate in a bonus pool the size of which will be determined by year-over-year improvements in EBITDA. No bonuses will be paid when there is no year-over-year improvement in EBITDA.

The implementation of this plan is contingent on the election of Focused Compounding’s four (4) director-nominees at the Company’s Annual Meeting. The financial forecasts contained herein are not a guaranty of what will happen, but rather are based on our market knowledge, and what we believe to be conservative forecasts.

Focused Compounding is currently in a proxy contest with the Company, the outcome of which may determine the future of the Company. The Plan outlines what Focused Compounding’s nominees would propose to do if they are elected to the Board of Parks! America at the Annual Meeting, subject to their fiduciary duties.

Contact:

Andrew Kuhn (469) 207-5844

andrew@focusedcompounding.com

Additional Information and Certain Information Regarding the Participants

On May 7, 2024, Focused Compounding Fund, LP filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) in connection with the 2024 annual meeting of Parks! America, Inc., which is currently scheduled to be held virtually on June 6, 2024 at 10:00 a.m. Eastern Time.

FOCUSED COMPOUNDING STRONGLY ADVISES ALL SHAREHOLDERS OF PARKS! TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. SUCH PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, FOCUSED COMPOUNDING WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO FOCUSED COMPOUNDING’S PROXY SOLICITOR, INVESTORCOM, AT 19 OLD KINGS HIGHWAY S., SUITE 130 DARIEN, CT 06820, PROXY@INVESTOR-COM.COM. SHAREHOLDERS MAY CALL TOLL-FREE: (877) 972-0090. BANKS AND BROKERS CALL: (203) 972-9300.